                                                                     Exhibit 2.1

                            CONTRIBUTION AGREEMENT


       This Contribution Agreement (this "Agreement") is executed as of this 1st day of July, 1999 (the "Effective Date") by and among VALLEY MEDIA, INC., a Delaware corporation ("Valley"), VALLEY ENTERTAINMENT, INC., a Delaware corporation ("VE") and BARNET J. COHEN, an individual ("Mr. Cohen").

       In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1.  Capital Contributions. Valley and the persons listed on Exhibit A
           ---------------------                                   ---------
hereto (each a "Stockholder" and collectively the "Stockholders"), which is incorporated herein by this reference, will make capital contributions to VE in return for shares of VE's common stock as follows:

           1.1  Transfer of Assets.
                ------------------

                (a) At the same time the parties enter into this Agreement, Valley and VE will enter into an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Assignment Agreement"), which is incorporated
                   ---------
herein by this reference, and Valley will execute and deliver a Trademark Transfer and Assignment in the form attached hereto as Exhibit C (the "Trademark
                                                       ---------
Assignment"), which is incorporated herein by this reference, pursuant to which Valley will assign the assets (the "Assigned Assets") of its Valley Entertainment division ("Old VE") to VE and VE will assume the liabilities of Old VE (the "Assumed Liabilities").

                (b) In return for receiving the Assigned Assets, VE will issue 19 shares of its common stock to Valley.

           1.2  Payment of Cash.
                ---------------

                (a) The Stockholders will transfer to VE a total of $1,620,000 in cash (the "Cash Contribution") in the respective amounts set forth opposite their names on Exhibit A.
               ---------

                (b) In return for receiving the Cash Contribution, VE will issue 81 shares of its common stock to the Stockholders in the respective amounts set forth opposite their names on Exhibit A.
                              ---------
           1.3  Sub-Lease.
                ---------

                (a) Pursuant to the Assignment Agreement, Valley is assigning to VE its rights under that certain Lease dated May 1, 1997 between Valley and Rachel Group for the premises commonly known as 1807 Second Street, Unit #101, Santa Fe, New Mexico (the "Premises"). For the period beginning July 1, 1999 and ending January 1, 2000 (the "Sublease Period"), VE will sublease to Valley that portion of the Premises currently occupied by Valley employees not primarily engaged in the business of Old VE. During the Sublease Period, Valley will pay VE a monthly fee of $2,600.00 (the "Monthly Sublease Fee") to cover Valley's portion of rent expenses and other occupancy costs for the Premises.

          (b) If Valley wishes to terminate its sublease of the Premises prior to January 1, 2000, it may do so by notifying VE of such termination; provided, however, that, in the event of any such termination, Valley will be required to pay the Monthly Sublease Fee in full for the month during which the termination notice is received by VE.

     1.4  Post-Closing Adjustments.
          ------------------------

          (a) The independent firm of Houlihan Lokey Howard & Zukin ("Houlihan Lokey") has calculated the fair market value of the Assigned Assets, less the Assumed Liabilities, as set forth on Exhibit D hereto (the "Fair Market Value"),
                                     ---------
which is incorporated herein by this reference

          (b) Within 15 days of the Effective Date, Valley will deliver to VE a schedule substantially in the form attached hereto as Exhibit E, which is
                                                      ---------
incorporated herein by this reference, setting forth the net book value of the Assigned Assets, less the amount of the Assumed Liabilities, as of July 3, 1999 (the "Net Book Value").

          (c) On August 1, 1999, VE will make a payment to Valley (the "Excess Payment") in an amount equal to the amount, if any, by which the value of the Assigned Assets less the amount of the Assumed Liabilities (the "Net Asset Value") exceeds $380,000. For purposes of this Agreement, the Net Asset Value will be equal to the greater of (i) the Fair Market Value or (ii) the sum of the Net Book Value and the amount of all net losses incurred by Old VE during the first quarter of Valley's 2000 fiscal year ("Fiscal 2000"). For purposes of the foregoing calculation, Old VE's losses during the first quarter of Fiscal 2000 will include the cost of retaining Houlihan Lokey to calculate the Fair Market Value.

          (d) VE may, at its election, make the Excess Payment in cash or by delivering a promissory note to Valley in substantially in the form attached hereto as Exhibit F-1 (the "Note"), which is incorporated herein by this
          -----------
reference, in a principal amount equal to the amount of the Excess Payment. If VE elects to make the Excess Payment by delivering the Note, Mr. Cohen will personally guarantee VE's obligations under the Note in substantially in the form attached hereto as Exhibit F-2, which is incorporated herein by this
                        -----------
reference.
          (e) The amount of the Assumed Liabilities as set forth in Exhibit E
                                                                    ---------
will be based on the amount accrued by Valley for the Assumed Liabilities as of the Effective Date. Within 90 days of the Effective Date, Valley will submit a report to VE (the "Reconciliation Report") setting forth any adjustments that need to be made to reconcile the actual amounts of the Assumed Liabilities with the amounts accrued by Valley. To the extent the actual amounts of the Assumed Liabilities exceed the amounts accrued by Valley, Valley will reimburse VE for the difference. To the extent the amounts accrued by Valley exceed the actual amounts of the Assumed Liabilities, VE will reimburse Valley for the difference. Payment by either party under this Section 1.4(e) will be made by bank wire transfer within three days of the date on which VE receives the Reconciliation Report.

     1.5  Transfer Taxes.  Valley and VE will each be responsible for and
          --------------
pay an equal portion of all applicable state, foreign and local sales, transfer, excise, value added, use or other similar taxes, as well as all recording and filing fees ("Transfer Taxes") that are payable by reason of the assignments and assumptions contemplated hereby; provided, however, that VE will not be responsible for any of Valley's income and capital gains taxes or franchise or other taxes based on Valley's income, which will be the sole responsibility of Valley, and Valley will not be responsible for any of VE's income and capital gains taxes or franchise or other taxes based on VE's income, which will be the sole responsibility of VE. Valley will be responsible for preparing and filing all tax returns with respect to the Transfer Taxes.

       2.  Ancillary Agreements. On or about the time the parties enter into
           --------------------
this Agreement, they will enter into the following ancillary agreements:

           (a)  The Assignment Agreement;

           (b)  The Trademark Assignment;

           (c) An Administrative Services Agreement in the form attached hereto as Exhibit G (the "Administrative Services Agreement"), which is incorporated
   ---------
herein by this reference;

           (d) A Distribution Agreement in substantially the form attached hereto as Exhibit H, which is incorporated herein by this reference (the
          ---------
"Distribution Agreement"); and

           (e) A Termination Agreement between Valley and Jeffrey Skillen in the form attached hereto as Exhibit I, which is incorporated herein by this
                            ---------
reference (the "Termination Agreement").

       3.  Representations and Warranties of Valley.  To induce VE and Mr. Cohen
           ----------------------------------------
to enter into this Agreement and to perform the transactions contemplated hereunder, Valley represents as follows:

           3.1  Organization.  Valley is a corporation duly organized, validly
                ------------
existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, including the Assigned Assets, and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such qualification necessary, unless the failure to be so qualified would not have a material adverse effect on the Assigned Assets or the business of Old VE (the "Business").

           3.2  Authority; Consents and Approvals; No Violations.  Valley has
                ------------------------------------------------
the full corporate power and authority and legal right to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Valley in connection therewith (the "Valley Documents"), to transfer the Assigned Assets and Assumed Liabilities pursuant to this Agreement, and otherwise to perform its obligations hereunder and under the Valley Documents. The execution and delivery of this Agreement and the Valley Documents has been duly authorized by Valley's Board of Directors, and no other proceeding or action on the part of Valley is necessary to authorize this Agreement, the transfer of the Assigned Assets and Assumed Liabilities hereunder or the other transactions contemplated hereby. This Agreement and each of the Valley Documents has been validly executed and delivered by Valley and will constitute a valid and binding obligation of Valley enforceable in accordance with its terms, except to the extent such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law. No permit, authorization, consent or approval of, or declaration or filing with any public body, agency, court or authority is necessary for the lawful, proper and valid consummation by Valley of the other transactions contemplated hereby. The execution and delivery of this Agreement and the Valley Documents, the transfer of the Assigned Assets and Assumed Liabilities, and the consummation of the other transactions and matters contemplated hereby and thereby do not and will not violate any provision of Valley's Certificate of Incorporation or Bylaws, any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which Valley or any of its properties is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which Valley is a party, or by which it or any of the Assigned Assets are bound.

           3.3  Contracts.
                ---------

                (a) To the knowledge and belief of Valley after due investigation and inquiry, Schedule 3.3 hereto, which is incorporated herein by this reference, contains a true and complete listing of the following as they relate to Valley, the Assigned Assets or the Business:

                    (1) All contracts, agreements or other commitments to which Valley is a party or by which it or its property is bound which involve the Business or which may materially affect any of the Assigned Assets in the future;

                    (2) All leases, options to purchase, or agreements to lease or purchase any property which is part of the Assigned Assets;

                    (3) All property that is part of the Assigned Assets that is used by Valley but not owned by Valley, except for property held under a lease disclosed in Schedule 3.3 pursuant to Section 3.3(a)(2);

                    (4) All permits (including second class mailing permits), licenses, franchises, authorizations, approvals and other certificates of authority held by Valley to the extent the same is required or useful for the conduct of the Business;

                    (5) All patents, registered or unregistered trademarks, trade names, registered copyrights and internet domain names, and all pending applications which are part of the Assigned Assets or used in the Business;

                    (6) All written employment, consulting or independent contractor agreements and a summary of all such agreements that are oral (other than oral agreements containing no terms other than employment at will) between Valley and persons primarily engaged in, or providing services to Valley with respect to, the Business; and

                    (7) Any other agreement or instrument to which Valley is a party and which is material to the Business, or with respect to which a default thereunder would materially or adversely affect the Business; and

                (b) Except as may be disclosed in Schedule 3.3, Valley is not in default under any contract or agreement that is included in the Assigned Assets or is material to the Business.

          3.4   Agreements with Respect to Assets.  Other than this Agreement,
                ---------------------------------
there are no existing options, rights, contracts, commitments, understandings, arrangements, or executory agreements of any nature to which Valley is a party or by which it is bound relating to the sale, delivery, lease (as lessor) or transfer of any of the Assigned Assets, except with respect to inventory sold in the ordinary course of business.

          3.5   Employee Matters.  Schedule 3.5, which is incorporated herein by
                ----------------
this reference, contains the name, residence address, social security number, job description and current rate of compensation of each person who, immediately prior to the Effective Date, was employed by Valley and was engaged primarily in the Business (collectively, the "Old VE Employees"). Except as disclosed in
Schedule 3.5: (a) to Valley's knowledge, none of the Old VE Employees is represented by any union or other labor organization; (b) there is no unfair labor practice charge pending or, to Valley's knowledge, threatened against Valley relating to any of the Old VE Employees; (c) there is no labor strike, dispute, slowdown or stoppage relating to any of the Old VE Employees actually pending or, to Valley's knowledge, threatened against or involving Valley; (d) no labor grievance relating to any of the Old VE Employees is pending against Valley; and (e) Valley has not in the past three years experienced any work stoppage or organizational activity relating to the Old VE Employees. Subject to the execution of the Termination Agreement, the termination of any VE Employee as a result of the transactions contemplated by this Agreement will not breach or result in a claim or cause of action arising under any written or oral employment agreement, other than the obligation to pay all wages and benefits accrued through the Effective Date.

          3.6   Legal Compliance.  There is no litigation or administrative or
                ----------------
judicial proceedings of any nature involving the Assigned Assets or the Business that is pending or, to Valley's knowledge, threatened. To Valley's knowledge, there are no other facts or circumstances that are likely to result in any future civil, administrative or criminal claim or proceeding against the Assigned Assets or the Business. To Valley's knowledge, Valley has operated and is presently operating the Business in material compliance with all conditions and requirements of all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, certificates and other authorizations.

          3.7   Ownership of Assets. Valley has good and marketable title to, or
                -------------------
a valid leasehold interest in, all of the Assigned Assets, and all of the Assigned Assets are owned or held free and clear of all title defects or objections, mortgages, claims, liens, pledges, charges, security interests, co-ownership interests, options to purchase or other encumbrances of any kind or character, except liens for current taxes, assessments and governmental charges not yet due and payable.

          3.8   Broker.  No agent, broker or other person acting pursuant to
                ------
authority of Valley is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated hereby.

          3.9   No Untrue Statement.  No representation or warranty by Valley in
                -------------------
this Agreement or any instrument, certificate, exhibit, schedule or list attached hereto or furnished or to be furnished by Valley pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact. Valley acknowledges that the Stockholders and VE are entering into this Agreement in reliance upon Valley's representations, warranties and covenants made in this Agreement.

       4. Representations and Warranties of The Stockholders.  To induce Valley
          --------------------------------------------------
to enter into this Agreement and to consummate the transactions contemplated hereunder, Mr. Cohen represents and warrants to, and covenants with, Valley as follows.

          4.1   Authority; Consents and Approvals; No Violation. This Agreement
                -----------------------------------------------
has been duly and validly executed and delivered by Mr. Cohen and constitutes a valid and binding obligation of his enforceable in accordance with its terms except to the extent such enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law. No permit, authorization, consent or approval of any public body or authority within the United States is necessary for the consummation by Mr. Cohen of the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any provision of any statute, rule, regulation, order or decree of any public body or authority by which Mr. Cohen is bound, or conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any license, franchise, permit, indenture, agreement or other instrument to which Mr. Cohen is a party, or by which he or any of his properties is bound.

          4.2   Broker.  No agent, broker or other person acting pursuant to
                ------
authority of Mr. Cohen is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

       5. Representations and Warranties of VE.  To induce Valley to enter into
          ------------------------------------
this Agreement and to perform the transactions contemplated hereunder, VE represents as follows:

          5.1   Organization.  VE is a corporation duly organized, validly
                ------------
existing and in good standing under the laws of the state of Delaware.

          5.2   Authority; Consents and Approvals; No Violations.  VE has the
                ------------------------------------------------
full corporate power and authority and legal right to execute and deliver this Agreement and all other agreements, instruments or other documents executed by VE in connection therewith (the "VE Documents"), and otherwise to perform its obligations hereunder and under the VE Documents. The execution and delivery of this Agreement and the VE Documents has been duly authorized by VE's Board of Directors, and no other proceeding or action on the part of VE is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement and each of the VE Documents has been validly executed and delivered by VE and will constitute a valid and binding obligation of VE enforceable in accordance with its terms, except to the extent such enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law. No permit, authorization, consent or approval of, or declaration or filing with any public body, agency, court or authority is necessary for the lawful, proper and valid consummation by VE of the transactions contemplated hereby. The execution and delivery of this Agreement and the VE Documents and the consummation of the transactions and matters contemplated hereby and thereby do not and will not violate any provision of VE's Certificate of Incorporation or Bylaws, any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which VE or any of its properties is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which VE is a party, or by which it or any of its assets are bound.

          5.3   Broker.  No agent, broker or other person acting pursuant to
                ------
authority of VE is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

       6. Employment Matters. As of the Effective Date, all of the Old VE
          ------------------
Employees will cease to be employees of Valley and will cease to be eligible to participate in Valley's 1994 Stock Option Plan, 1997 Stock Option Plan, Employee Stock Ownership Plan, 401(k) Plan and any successor to any of such plans; provided, however, that nothing in this Section 6 will terminate or otherwise impair any post-termination rights of the Old VE Employees under any of such plans.

       7. Assets Sold as Is.  Subject to the representations and warranties of
          -----------------
Valley set forth in Section 3, the parties agree that the Assigned Assets are transferred from Valley to VE "as is," and Valley expressly disclaims any express or implied warranties, including warranties of merchantability and fitness for a particular purpose, with respect to the Assigned Assets.

       8. Indemnification.
           ---------------

          (a) VE will indemnify, defend and hold Valley harmless from, against and in respect of all claims against Valley relating to any liabilities that arise from VE's ownership of the Assigned Assets or its operation of the Business on or after the Effective Date. In addition, VE will indemnify, defend and hold Valley harmless from, against and in respect of all claims against Valley relating to any liabilities that arise with respect to that certain Employment Agreement, dated December 7, 1998, between Valley and Jeffrey Skillen.

          (b) Valley will indemnify, defend and hold VE harmless from, against and in respect of all claims against VE relating to any liabilities that arise from Valley's ownership of the Assigned Assets or its operation of the Business prior to the Effective Date, except to the extent such liabilities are included among the Assumed Liabilities.

       9. Miscellaneous.
          -------------

          9.1   Survival of Representations and Warranties.  All of the
                ------------------------------------------
respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive the consummation of the transactions contemplated hereby for a period of twelve months.

          9.2   Further Assurances.  In addition to the obligations required to
                ------------------
be performed by the parties hereto under the other provisions of this Agreement, the parties agree to perform, without further consideration, such other acts and to execute, file, acknowledge and deliver such other instruments and documents, including without limitation UCC termination statements, as may be reasonably required to carry out the provisions and purposes of this Agreement and to fully and properly consummate the transactions contemplated hereby.

          9.3   Amendment and Termination.  No amendment, modification,
                -------------------------
termination or cancellation of this Agreement will be effective unless set forth in a writing signed by an authorized representative of the party against which enforcement of such amendment is sought. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement or any subsequent waiver of the same provision.

          9.4   Notices.  Any notice to a party pursuant to this Agreement shall
                -------
be given by one of the following means: (a) certified or registered United States mail, postage prepaid, (b) private courier or express service requesting evidence of receipt as a part of its service, or (c) by telecopy, with a copy also to be given by first class United States mail, postage prepaid, or by any means permitted under subparagraphs (a) or (b) of this section. Notices shall be given to the parties at the following addressees:

           If to Valley:     Valley Media, Inc.
                             1280 Santa Anita Court
                             Woodland, California  95776
                             Attention:  Sachin Adarkar
                             Fax Number:  (530) 661-7854

           If to Mr. Cohen or
           VE:               Barnet J. Cohen
                             Valley Entertainment, Inc.
                             1807 Second Street, Suite 101
                             Santa Fe, New Mexico  87505
                             Fax Number: (505) 992-4958

           with a mandatory copy to:
                             Lisa Weiss, Esq.
                             Rosenman & Colin LLP
                             575 Madison Avenue
                             New York, NY  10022-2585
                             Fax Number: (212) 940-8776

          9.5   Binding Effect.  Upon execution hereof by all parties hereto,
                --------------
this Agreement shall inure to the benefit of, be binding on and be enforceable against the parties and their respective heirs, legal representatives, successors and assigns.

          9.6   Entire Agreement.  This Agreement (including the exhibits and
                ----------------
schedules hereto) and the instruments and documents delivered pursuant hereto, together with (a) the Administrative Services Agreement, (b) the Assignment Agreement, (c) the Trademark Assignment, (d) the Distribution Agreement, (e) the Termination Agreement, and (f) that certain Stockholders' Agreement, dated as of the Effective Date, by and among Valley, VE and the Stockholders, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous agreements or understandings relating to the subject matter hereof, whether written or oral.

          9.7   Counterparts.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

          9.8   Attorneys' Fees.  If any arbitration, legal action or other
                ---------------
proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it, he, she or they may be entitled.

          9.9   Headings. The headings of the paragraphs and sections of this
                --------
Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any provisions hereunder.

          9.10  Partial Invalidity.  The invalidity of any part or provision of
                ------------------
this Agreement will not affect the enforceability of the remainder of the Agreement.

          9.11  Governing Law.    This Agreement will be governed by and
                -------------
construed in accordance with the substantive laws of the State of California applicable to contracts entered into and performed entirely within that state.

     In witness whereof, the parties have executed this Contribution Agreement as of the Effective Date.


VALLEY MEDIA, INC.                         VALLEY ENTERTAINMENT, INC.


/s/ J. Randolph Cerf                       /s/ Barnet J. Cohen
----------------------------------         -----------------------------------
By:      J. Randolph Cerf                  By:  Barnet J. Cohen
Its:     Senior Vice President             Its:  President
         and Chief Financial Officer



/s/ Barnet J. Cohen
-----------------------------
BARNET J. COHEN